EXHIBIT 10.3

HEXION HOLDINGS CORPORATION
2019 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT
AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of September 9, 2019 (the “Grant Date”), is made by and between Hexion Holdings Corporation, a Delaware corporation (the “Company”), and {FIRST NAME} {LAST NAME} (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Hexion Holdings Corporation 2019 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).
WHEREAS, the Company has adopted the Plan, pursuant to which performance stock units (“PSUs”) may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the PSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein, including the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix A and any special terms and conditions for your country set forth in the Addendum for Non-U.S. Participants (the “Addendum”) attached hereto as Appendix B.
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Performance Stock Units.
(a)    Grant. The Company hereby grants to the Participant a total of {NUMBER OF PSUs} PSUs, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The PSUs shall vest in accordance with Section 2. The PSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.
(b)    Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
2.Vesting; Settlement.
(a)    Except as may otherwise be provided herein, the PSUs shall vest based on achievement of the applicable performance criteria as described below during the period ending on June 30, 2023 (the “Performance Period”), subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates through the date on which the applicable performance criteria is achieved.

The PSUs shall vest based on the 20 consecutive trading-day volume weighted average price per share of Common Stock (“VWAP”) at any time during the Performance Period as set forth below, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates through the date such VWAP is achieved:

VWAP is Greater than or Equal to	Cumulative Percentage of PSUs That Shall Vest
$20.00	25%
$21.00	32.5%
$22.00	40%
$23.00	47.5%
$24.00	55%
$25.00	62.5%
$26.00	70%
$27.00	77.5%
$28.00	85%
$29.00	92.5%
$30.00	100%

For the avoidance of doubt, if the VWAP during the Performance Period does not equal or exceed $20.00 per share, none of the PSUs shall vest.
(b)    Except as provided in Section 2(c), any PSUs that vest on or prior to July 1, 2022, shall be settled in shares of Common Stock within 10 days following July 1, 2022, and any PSUs that vest following July 1, 2022 but prior to July 1, 2023, shall be settled in shares of Common Stock within 10 days following July 1, 2023.
(c)    Notwithstanding the foregoing, upon a Change in Control, the VWAP shall be deemed to equal the per share price of Common Stock implied (or actually paid) in the Change in Control transaction as of such Change in Control and the Performance Period shall expire immediately following such Change in Control. Any PSUs that vest in accordance with this Section 2(c) and any previously vested PSUs shall be settled within 10 days following such Change in Control in an amount of cash equal to the Fair Market Value of such PSUs on the date of the Change in Control; provided, that if the Change in Control is not also a change in control event within the meaning of Section 409A of the Code, such amount shall be paid at the time set forth in Section 2(b).

3.Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an additional number of PSUs (each, an “Additional PSU”) equal to the quotient obtained by dividing (x) the product of (i) the number of PSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share, by (y) the Fair Market Value per share on the payment date for such Dividend, such quotient to be rounded to the nearest hundredth. Once credited, each Additional PSU shall be treated as an PSU granted hereunder and shall be subject to all terms and conditions set forth in this Agreement and the Plan.
4.Termination of Employment or Services.
(a)    Termination for Cause or Voluntary Resignation without Good Reason. If the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates is terminated by the Company for Cause or by the Participant without Good Reason (other than due to the Participant’s Retirement (as defined below)), all PSUs, whether vested or unvested, shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.
(b)    Termination without Cause, for Good Reason, or Retirement. If the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates is terminated by the Company without Cause (including as a result of the Participant’s death or Disability), by the Participant for Good Reason (as defined in the Participant’s employment, consulting, change-in-control, severance, or other agreement with Company or an Affiliate in effect at the time of the Participant’s termination), or due to the Participant’s Retirement, then, notwithstanding anything to the contrary in the Plan or in this Agreement, any unvested PSUs shall continue to vest in accordance with Sections 2(a) and 2(c) hereof until the earlier of (x) one year following the date of the Participant’s termination and (y) June 30, 2023. Each PSU that vests in accordance with this Section 4(b) shall be settled in accordance with the terms of Sections 2(b) and 2(c) hereof. For purposes of this Section 4(b), “Retirement” shall mean the Participant’s voluntary termination of his or her employment on or following the date on which the Participant has attained age 60 and at least five years of service with the Company at a time when the Company or any of its Affiliates does not have Cause to terminate the Participant’s employment; provided, that in order for the PSUs to be eligible for the continued vesting described in this Section 4(b) upon a Retirement, the Participant must provide no less than four months’ advance written notice to the Company of such intended Retirement.
5.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the PSUs unless, until and to the extent that (a) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the PSUs and (b) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (a) and (b) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.
6.Compliance with Legal Requirements.
(a)    Generally. The granting and settlement of the PSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.
(b)    Tax Withholding. Vesting and settlement of the PSUs shall be subject to the Participant’s satisfying any applicable U.S. federal, state, and local tax withholding obligations and non-U.S. tax withholding obligations. At the time each PSU vests or is settled, as applicable, the Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the PSUs or otherwise the amount of any required withholding taxes in respect of the PSUs, their settlement or any payment or transfer of the PSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to sell the number of shares of Common Stock that would otherwise be available for delivery upon settlement of the PSUs necessary to generate sufficient proceeds to satisfy withholding obligations. Subject to the prior approval of the Committee, the Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the PSUs with a Fair Market Value equal to such withholding liability.
7.Clawback/Forfeiture. For the sake of clarity, the clawback provisions of Section 13(v) (Clawback/Forfeiture) of the Plan are incorporated by reference into this Agreement.
8.Non-Competition; Non-Solicitation.
(a)    The Participant shall not, at any time during the Participant’s employment or service with the Company or during the 12 month period following the termination thereof for any reason (the “Restricted Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business, or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages (either directly or through any subsidiary or Affiliate thereof) in any business or activity that competes with any of the businesses of the Company or any of its Affiliates; provided, that upon a sale, transfer, or other disposition of all or substantially all of the Common Stock, business, or assets of the Company to an entity that is not an Affiliate of the Company, the restrictions described in this Section 8(a) shall no longer apply. Notwithstanding the foregoing, the Participant shall be permitted to acquire a passive stock or equity interest in such a business whose stock or equity interests are publicly traded on a national securities exchange, provided that the stock or other equity interest acquired is not more than five percent of the outstanding interest in such business.
(b)    The Participant shall not, at any time during the Restricted Period, directly or indirectly (i) solicit, induce, or attempt to solicit or induce any officer, director, employee, or independent contractor of the Company or any of its direct or indirect subsidiaries or Affiliates, to terminate his or her relationship with, or to leave the employ or service of, the Company or any such subsidiary or Affiliate, or to interfere in any way with the relationship between the Company or any such subsidiary or Affiliate, on the one hand, and any officer, director, employee, or independent contractor thereof, on the other hand, (ii) hire (or otherwise engage in a service relationship) any Person (in any capacity whether as an officer, director, employee, or consultant) who is or at any time was an officer, director, employee, or consultant of the Parent or any of its direct or indirect subsidiaries until six months after such individual’s relationship (whether as an officer, director, employee, or consultant) with the Company or such subsidiary or Affiliate has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee, or other business relation of the Company or any of its direct or indirect subsidiaries or Affiliates to cease doing business with the Company or such subsidiary of Affiliate, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee, or business relation, on the one hand, and the Company or such subsidiary or Affiliate, on the other hand.
(c)    In the event that the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
9.Nondisclosure of Confidential Information; Non-disparagement; Intellectual Property.
(a)    Nondisclosure of Confidential Information; Return of Property.
(i)    Except as required in the faithful performance of the Participant’s employment duties to the Company, during or after the Participant’s employment or service with the Company, in perpetuity, the Participant shall maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for the Participant’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment, and the Participant shall not deliver to any Person any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets (collectively, “Confidential Information”). Upon the Participant’s termination of employment or service for any reason, the Participant shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and other documents concerning or containing Confidential Information then in the Participant’s possession. The Participant may nonetheless retain copies of documents relating to the Participant’s compensation, the Participant’s personal entitlements and obligations, the Participant’s rolodex (and electronic equivalents), and the Participant’s cell phone number. The Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.
(ii)    Notwithstanding the foregoing, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b)    Non-Disparagement. The Participant shall not, at any time during or after the Participant’s employment or service with the Company, in perpetuity, directly or indirectly, disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, or their respective successors, directors, or officers. The foregoing shall not be violated by the Participant’s truthful responses to legal process or inquiry by a governmental authority.
(c)    Intellectual Property Rights.
(i)    The Participant agrees that the results and proceeds of the Participant’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental, or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings, and other works of authorship) and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by the Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Participant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights that do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Participant hereby irrevocably assigns and agrees to assign any and all of the Participant’s right, title, and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Participant whatsoever. As to any Invention that the Participant is required to assign, the Participant shall promptly and fully disclose to the Company all information known to the Participant concerning such Invention. The Participant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(ii)    The Participant agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Participant shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent that the Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(c)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Participant’s service with the Company. The Participant further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Participant shall assist the Company in every proper and lawful way to obtain, and shall from time to time enforce, Proprietary Rights relating to Inventions in any and all countries. To this end, the Participant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Participant shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Participant’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Participant’s employment or service with the Company.
(d)    Notwithstanding anything herein to the contrary, or in any agreement or communication between the Company and the Participant, (A) the confidentiality and nondisclosure obligations herein shall not prohibit or restrict the Participant from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, any other governmental agency, any self-regulatory organization or any other state or federal regulatory authority, regarding any possible securities law violations, and (B) the Company shall not enforce or threaten to enforce, any confidentiality agreement or other similar agreement, nor take or threaten to take any other action against the Participant for engaging in the types of communications described in (A) above.
(e)    As used in this Section 9, the term “Company” shall include the Company and any direct or indirect subsidiaries or Affiliates thereof or any successors thereto.
10.Injunctive Relief. The Participant recognizes and acknowledges that a breach of any of the covenants contained in Sections 8 and 9 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Participant agrees that in the event of a breach of any of the covenants contained in Sections 8 and 9, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

11.	Miscellaneous.
(a)    Transferability. The PSUs may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 13(b) of the Plan. Any attempted Transfer of the PSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the PSUs, shall be null and void and without effect.
(b)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(c)    Section 409A. The PSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest, or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 11(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PSUs will not be subject to interest and penalties under Section 409A.
(d)    General Assets. All amounts credited in respect of the PSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.
(e)    Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.
(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(g)    No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate, or discharge the Participant at any time for any reason whatsoever.
(h)    Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the PSUs pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.
(i)    Beneficiary. Where permitted by the Company, the Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.
(j)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs, and successors of the Participant.
(k)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 12 of the Plan.

(l)    Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)    Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the PSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective 10 days after such mailing.
(ii)    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
(m)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(n)    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
(o)    Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports, and other information will be delivered in hard copy to the Participant).
(p)    Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

EXHIBIT 10.3

APPENDIX A

HEXION HOLDINGS CORPORATION
2019 OMNIBUS INCENTIVE PLAN

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
1.    Terms of Plan Participation for Non-U.S. Participants. The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Agreement.
2.    Withholding Taxes. The following provision supplements Section 6(b) of the Agreement:
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Award and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participants authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant's wages or other cash compensation payable to the Participant by the Company and/or the Employer;

(b)
withholding from proceeds of the sale of shares of Common Stock under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent);

(c)	withholding in shares of Common Stock to be issued upon settlement of the PSUs, or

(d)	any other method deemed by the Company to comply with applicable law;

EXHIBIT 10.3

provided, however, that if the Participant is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, the obligation for Tax-Related Items will be satisfied only by one or a combination of methods (a), (b) and (d) above.
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant's jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
The Participant further agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
3.    Nature of Grant. By accepting the PSUs and any shares of Common Stock, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntary participating in the Plan;
(e)the PSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(f)the PSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any subsidiary;
(g)    the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(h)    unless otherwise agreed with the Company, the PSUs and the shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any subsidiary;

EXHIBIT 10.3

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any);
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by the Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and
(k)    neither the Company, the Employer nor any subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the vesting of the PSUs or the subsequent sale of any shares of Common Stock acquired upon vesting.
4.    Data Privacy. The Company is located at Columbus, Ohio, U.S.A., and grants PSUs under the Plan to employees of the Company and its subsidiaries and Affiliates, at its sole discretion. In conjunction with the Company’s grant of PSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of this PSU, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.
(a)    Data Collection, Processing and Usage. The Company collects, processes and uses the Participant's personal data, including the Participant's name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all PSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Employer. In granting the PSUs under the Plan, the Company will collect, process and use the Participant's personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant's personal data for this purpose is the Participant's consent.
(b)    Stock Plan Administration Service Providers. The Company transfers the Participant's personal data to Certent, Inc., an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company may also transfer the Participant's personal data to Fidelity Stock Plan Services in the future (each provider is a “Stock Plan Administrator”). In the future, the Company may select different Stock Plan Administrators and share the Participant personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant's ability to participate in the Plan.
(c)    International Data Transfers. The Company and the Stock Plan Administrator(s) are based in the United States. The Participant should note that the Participant's country of residence may have enacted data privacy laws that are different from the United States. The Company's legal basis for the transfer of the Participant's personal data to the United States is the Participant's consent.

EXHIBIT 10.3

(d)    Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage my participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be the Company's legitimate interest in operating and administering the Plan in compliance with the relevant laws and regulations.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw the Participant's consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant's consent, the Participant may be unable to participate in the Plan. This would not affect the Participant's existing employment with the Employer or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.
(f)    Data Subject Rights. The Participant may have a number of rights under the data privacy laws in the Participant's country of residence. For example, the Participant's rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant's country, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant's personal data. To receive clarification regarding the Participant's rights or to exercise the Participant's rights, the Participant should contact the Participant's local human resources department.
5.    Insider Trading/ Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company's policy on insider trading (to the extent that it is applicable to the Participant). Depending on the Participant’s country or the designated broker's country or country where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., the PSUs) or rights linked to the value of the shares of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
6.    Exchange Control, Tax and/or Foreign Asset/Account Reporting. The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividend equivalents paid with respect to the PSUs or dividends paid on shares of Common Stock acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country. The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or

EXHIBIT 10.3

other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
7.    Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

EXHIBIT 10.3

APPENDIX B

HEXION HOLDINGS CORPORATION
2019 OMNIBUS INCENTIVE PLAN

ADDENDUM FOR NON-U.S. PARTICIPANTS

In addition to the terms of the Plan and the Agreement, the PSUs are subject to the following additional terms and conditions (this “Addendum”).  All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. If the Participant is employed in a country identified in this Addendum, the additional terms and conditions for such country will apply. If the Participant relocates to one of the countries identified in this Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the PSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s relocation).
EUROPEAN UNION ("EU") / EUROPEAN ECONOMIC AREA ("EEA")
Data Privacy. If you reside and/or work in the EU/EEA, Section 4 of the Appendix A shall be replaced with the following:
The Company is located at Columbus, Ohio, U.S.A., and grants PSUs under the Plan to employees of the Company and its Affiliates in its sole discretion. In conjunction with the Company’s grant of PSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”), which the Participant should carefully review.
(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Participant for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all PSUs, any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”). In granting the PSUs under the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under the Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.
(b)Stock Plan Administration Service Providers. The Company transfers the Participant's personal data to Certent, Inc., an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company may also transfer the Participant's personal data to Fidelity Stock Plan Services in the future (each provider

EXHIBIT 10.3

is a “Stock Plan Administrator”). In the future, the Company may select different Stock Plan Administrators and share the Participant personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant's ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator(s) are based in the United States. The Participant’s country or jurisdiction of residency may have different data privacy laws and protections than the United States. The Company's legal basis for the transfer of the Participant's Personal Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant's rights or to exercise the Participant's rights, the Participant should contact the Participant's local human resources department.
AUSTRALIA
Securities Law Notice. The offer of PSUs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the offer document for the offer of PSUs to Australian residents, distributed to the Participant with the Plan documentation.
Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
BELGIUM
There are no country-specific provisions.
BRAZIL
Compliance with Law.  By accepting the PSUs, the Participant acknowledges and agrees to comply with applicable Brazilian laws to pay any and all applicable taxes associated with the vesting of the PSUs, the receipt of any dividends, and the sale of Shares acquired under the Plan.

EXHIBIT 10.3

Labor Law Acknowledgement.  The Participant expressly acknowledges and agrees, for all legal purposes, that (a) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (b) the Agreement and the Plan are not a part of the terms and conditions of the Participant’s employment; and (c) the income from the PSUs, if any, is not part of the Participant’s remuneration from employment.
GERMANY
There are no country-specific provisions.
THE NETHERLANDS
Waiver of Termination Rights.  The Participant waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Participant ceasing to have rights under, or ceasing to be entitled to PSUs or other awards under the Plan as a result of such termination of employment.
UNITED KINGDOM
Income Tax and Social Insurance Contribution Withholding.  The following provision supplements Section 6(b) of the Agreement:
Without limitation to the Section 6(b) of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on his or her behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she is ineligible to have the Company or the Employer cover any income tax liability on his or her behalf. In this case, any income tax not collected from or paid by the Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred (or such other period specified in U.K. law) will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. The Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in Section 4 of the Agreement.
Exclusion of Claim. The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the Participant’s PSUs as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Participant’s PSUs.  Upon the grant of the Participant’s PSUs, the Participant shall be deemed to have waived irrevocably any such entitlement.

EXHIBIT 10.3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as set forth below.

HEXION HOLDINGS CORPORATION

By:	/s/ Craig A. Rogerson
Name:	Craig A. Rogerson
Title:	Chairman, President & CEO

PARTICIPANT

{FIRST NAME} {LAST NAME}

[Signature Page to Performance Stock Unit Award Agreement]